Exhibit 99.1

KUHLMAN COMPANY ANNOUNCES ACTING CHIEF OPERATING OFFICER,
HIRING OF CORPORATE RENEWAL FIRM,
AND LISTING ON OTC-BB

October 26, 2006 MINNEAPOLIS --- Kuhlman Company, Inc. (AMEX: KUL), a provider of European-inspired tailored clothing for men and women, today reported several significant developments. The Company announced that Charles Walensky, the Company’s Interim CFO, has been named Acting Chief Operating Officer effective October 24th, 2006; that the Company has retained Manchester Companies, Inc., a Minneapolis-based corporate renewal firm, to act as its “Chief Restructuring Officer”; and that we intend to be quoted on the Over the Counter Bulletin Board Exchange (OTC-BB) and voluntarily be de-listed from the American Stock Exchange (AMEX)

Mr. Walensky was named Interim Chief Financial Officer for the Company on October 6, 2006, and was recently asked by the Company’s Board of Directors to assume the additional responsibilities of Acting Chief Operating Officer. Walensky, 33, is the president, chief executive officer, and chairman of the board of The WF Group, Inc., an investment advisory firm. He is also a director of REAC Computer Services, Inc., for which he has served as the chief financial officer and vice president since 1993.

The Company’s board of directors also engaged Manchester Companies, Inc. to advise the Company regarding its operations and to assist in developing a new financial structure for the Company that will re-focus the Company on long-term growth initiatives. Manchester’s professionals will work closely with Mr. Walensky and the Company’s entire board of directors to create and implement a restructuring plan.

Additionally, as previously reported, Kuhlman Company, Inc. received notice from the AMEX on September 26, 2006 that it was not in compliance with certain of AMEX’s continued listing requirements. The Company informed AMEX that it would respond by October 26, 2006 advising AMEX of its plans. After careful consideration, the Company’s Board of Directors decided that it is in the best interests of its shareholders to voluntarily be de-listed from the AMEX and instead trade on the OTC-BB.

Scott Kuhlman, Chief Executive Officer and Chairman, commented, “We are working diligently to put in place a comprehensive plan to assure the long-term viability of the Company. It is essential that we properly align our financial structure and our strategic direction for both our immediate operating needs as well as for our long-term growth plan. The steps which we have today announced are an important part of our plan, which is intended to enable us to once again pursue the compelling national growth opportunity that exists for our brand and our specialty retail concept.”

About Kuhlman Company, Inc.

Kuhlman is a specialty retailer and wholesale provider of branded men's and women's apparel, through company-owned retail stores and under private labels through other large retailers. Kuhlman opened its first retail store in July 2003 and now operates 29 retail stores in 15 states and the District of Columbia. Kuhlman has approximately 150 employees and its corporate office is located in Minneapolis, MN. Additional information regarding Kuhlman and its apparel, and store locations can be found at http://www.kuhlmancompany.com.

Forward-Looking Statements

Some of the statements made in this release are forward-looking statements. These forward-looking statements are based upon our current expectations and projections about future events and generally relate to our plans, objectives and expectations for our business. Although our management believes that the plans and objectives expressed in these forward-looking statements are reasonable, the outcome of such plans, objectives and expectations involve risks and uncertainties and our actual future results may be materially different from the plans, objectives and expectations expressed in these forward-looking statements. Specific factors that might cause actual results to differ from our current expectations include, but are not limited to:

•	our ability to anticipate and identify style trends

•	our ability to identify and secure favorable retail locations

•	our ability to establish successful vendor relationships and obtain quality products on a timely basis

•	our ability to hire and develop successful retail salespeople and managers

•	our ability to identify and develop additional wholesale relationships

•	our ability to compete successfully against other retailers and market our styles in a profitable manner, and

•
other factors expressed in our periodic filings with the United States Securities and Exchange Commission, specifically including those risk factors contained in the Company's current report on Form 8-K filed on June 16, 2005.

For the foregoing reasons, readers and investors are cautioned that there also can be no assurance that the outcomes expressed in our forward-looking statements included in release will prove to be accurate. In light of the significant uncertainties inherent in such forward-looking statements, the inclusion of such information should not be regarded as a representation or warranty by the Company or any other person that the Company's objectives and plans will be achieved in any specified time frame, if at all. The Company does not undertake any obligation to update any forward-looking statements or to announce revisions to any forward-looking statements.

Contact:
Investor Relations:
Integrated Corporate Relations, Inc.
James Palczynski/Joe Teklits, 203-682-8200
OR
Kuhlman Company, Inc.
Scott Kuhlman, 612-767-2400